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[DECHERT, LLP LETTERHEAD]




July 23, 2003


Board of Trustees
ING Funds Trust
7337 E. Doubletree Ranch Road
Scottsdale, AZ 85258-2034

Re:  ING Funds Trust on behalf of ING Intermediate Bond Fund
     Securities Act Registration No. 333-59745
     Investment Company Act File No. 811-08895


Dear Ladies and Gentlemen:

We have acted as counsel to ING Funds Trust, a Delaware statutory trust (the "Trust"), and we have a general familiarity with the Trust's business operations, practices and procedures. You have asked for our opinion regarding the issuance of shares of common stock ($0.001 par value per share) by the Trust in connection with the registration of Class R shares on behalf of the ING Intermediate Bond Fund.

We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the shares of common stock ($0.001 par value per share) of the Trust registered under the Securities Act of 1933 in the Registration Statement when issued in accordance with the terms described in the Registration Statement as filed on or about July 28, 2003, will be duly and validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as set forth under the caption "Legal Counsel" in the above-referenced Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,



/s/ Dechert LLP